Exhibit 5

August 4, 2003

Sabre Holdings Corporation
3150 Sabre Drive
Southlake, Texas 76092

  Re:
  Sabre Holdings Corporation Amended and Restated 1996 Long-Term Incentive Plan

Ladies and Gentlemen:

        I am the Corporate Secretary of Sabre Holdings Corporation, a Delaware corporation (the "Company"). As such, I am familiar with the Company's Amended and Restated 1996 Long-Term Incentive Plan (the "Plan") and the proposed issuance of up to an additional 14,000,000 shares (the "Shares") of Class A Common Stock, $.01 par value, of the Company (the "Common Stock") pursuant thereto. I am also the holder of stock options that entitle me to acquire shares of Common Stock under the Plan.

        I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares that may be issued pursuant to the Plan and pursuant to the authorized forms of agreements for stock options and other awards under the Plan, when issued in accordance with the Plan and such agreements, will be duly authorized, validly issued, fully paid and non-assessable.

        I am licensed to practice law in the States of California and Texas, and I express no opinion as to any laws other than the laws of the United States of America and the present corporate laws of the State of Delaware and the present judicial interpretations thereof.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") to register the Shares under the Securities Act of 1933 (the "Act") and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement. In giving this consent, I do not admit I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ JAMES F. BRASHEAR James F. Brashear Corporate Secretary